                                                                   Exhibit 23.2





The Board of Directors
Spire Corporation:

We consent to the inclusion of our report dated February 4, 2000, with respect to the balance sheets of Optoelectronics (a Division of Spire Corporation) as of September 30, 1999 and December 31, 1998, and the related statements of operations, shareholder's equity and cash flows for the nine-month period ended September 30, 1999 and the year ended December 31, 1998, which report appears in the registration statement on Form S-1 of Stratos Lightwave, Inc. dated April 14, 2000. Additionally, we consent to the reference of our firm under the heading "Experts" in the prospectus.

KPMG LLP

Boston, Massachusetts
April 14, 2000